EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES DECEMBER CASH DISTRIBUTION

Dallas, Texas, December 19, 2014 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.213050 per unit, payable on January 15, 2015, to unitholders of record on December 31, 2014. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	21,000	152,000	$81.06	$5.80
Prior Month	19,000	126,000	$88.48	$5.92

Excess Costs

XTO Energy has advised the trustee that decreased costs and increased oil production led to the partial recovery of excess costs on properties underlying the Texas Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact: Nancy	G. Willis

Vice President

Southwest Bank, Trustee

Toll Free – 855-588-7839